SUBJECT:        P136 Code of Ethics

DATE:           11/28/2000                                        PAGE 1 OF 12



POLICY To ensure compliance with the requirements of Section 17(j) of the Investment Company Act of 1940 and of Rule 17j-1 thereunder, and Rule 205 of the Investment Advisers Act of 1940, the Company has adopted a Code of Ethics.

CONDITION OF        Employees  are required to read and agree to follow the Code
EMPLOYMENT          of Ethics provisions as a condition of employment. Employees are required to certify that they will abide by the Terms of the Code of Ethics upon employment and annually thereafter.



PROVISIONS OF       A copy of the Code of Ethics  is  included  in this  manual.
THE CODE            Additional   copies  can  be  obtained  from  the  Company's
                    Compliance Officer.


                                 CODE OF ETHICS
                         SMITH BREEDEN ASSOCIATES, INC.
                         Adopted as of October 22, 1992
                         Revised as of October 10, 1996
                          Revised as of June 10, 1997
                           Revised as of June 9, 1998
                          Revised as of April 30, 2000
                         Revised as of August 30, 2000
                        Revised as of November 28, 2000

In order to ensure that personnel of Smith Breeden Associates, Inc. (the "Company") comply with the requirements of Section 17(j) of the Investment Company Act of 1940, as amended (the "Act"), and of Rule 17j-1 thereunder, and the Investment Advisers Act of 1940 (the "Advisers Act"), the Company has adopted the Code of Ethics (the "Code") set forth below.

I.   Definitions

     A. "Access person" means any employee, director, trustee, officer or advisory person of the Company;

     B. "Advisory person" means (i) any employee of the Company, or of any company in a control relationship to the Company, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Company who obtains information concerning recommendations made to any Client with regard to the purchase or sale of a security.

     C. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

     D. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

     E. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     F. A security is "being purchased or sold" by a Client from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for such Client until the time when such program has been fully completed or terminated.

     G. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include securities issued by the Government of the United States (including government money market instruments of the type issued by agencies of the federal government or guaranteed by the federal government or its agencies or instrumentalities), bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies, or such other securities as may be excepted under the provisions of Rule 17j-1 from time to time in effect.

     H. "Security held or to be acquired" by a Client means any security which, within the most recent fifteen days, (i) is or has been held by such Client, or (ii) is being or has been considered by the Client or its investment adviser for purchase by the Client.

II.  Prohibited Purchases and Sales

     A. No access person shall, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by any Client:

          1.   employ any device, scheme or artifice to defraud such Client;

          2. make to such Client any untrue statement of a material fact or omit to state to such Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          3. engage in any act, practice or course of business which would operate as a fraud or deceit upon such Client; or

          4.   engage in any manipulative practice with respect to such Client.

     B. In this connection, subject to the exceptions stated in Section III of this Code, it shall be impermissible for any access person to purchase or sell, directly or indirectly, any security (or any option to purchase or sell such security) in which he had, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which:

          1.   is being considered for purchase or sale by any Client; or

          2.   is being purchased or sold by any Client.

          "Security held or to be acquired" by a Client means any security which, within the most recent fifteen days, (i) is or has been held by such Client, or (ii) is being or has been considered by the Client or its investment adviser for purchase by the Client.

     C. Any purchase by an access person in an initial public offering or a limited offering (which means an offering that is exempt from registration under Sections 4(2) or 4(6) of the Securities Act of 1933 or under Rules 504, 505 or 506 of such Act) must be pre-approved by the Compliance Officer of the Company (the "Compliance Officer").

     D. Any access person who questions whether a contemplated transaction is prohibited by this Code should discuss the transaction with the Compliance Officer prior to proceeding with the transaction.

III. Exempted Transactions

     The prohibitions of Section II of this Code shall not apply to the following transactions by access persons:

     A. Purchases or sales over which the access person has no direct or indirect influence or control.

     B. Purchases or sales of securities which are not eligible for purchase or sale by any Client, as determined by reference to the Act and blue sky laws and regulations thereunder, the investment objectives and policies and investment restrictions of any Client, undertakings made to regulatory authorities, and other policies adopted from time to time by any Client or the Company, as applicable.

     C. Purchases or sales which are nonvolitional on the part of either the access person or any Client, including purchases or sales upon exercise of puts or calls written by the access person and sales from a margin account pursuant to a bona fide margin call.

     D.   Purchases, which are part of an automatic dividend reinvestment, plan.

     E. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

     F. Specific transactions which appear to present no reasonable likelihood of harm to any Client, which are otherwise in accordance with Rule 17j-1 and Section 206 of the Advisers Act, and which the Investment Management Group ("IMG") of the Company has authorized in advance.

     G. Specific transactions which the Board of Directors of the Company ("Board of Directors"), after consideration of all the facts and circumstances, determine do not involve any realistic possibility of violation of Rule 17j-1 under the Act or Section 206 of the Advisors Act.

          Specifically, the Directors have determined that all transactions in interest rate and stock index futures and options are exempted, provided that the total amount of daily purchases and sales of contracts by any one access person does not exceed in the aggregate the greater of (i) 1% of the average contract trading volume of the relevant contract for the previous five trading days or (ii) 1% of the number of such contracts outstanding on the previous day. For purposes of these volume limits, futures and options will be treated as separate contracts and each type of future of option (e.g., June 2001 Eurodollar and December 2001 Eurodollar) will be treated as a separate contract. Purchases or sales of a futures contract in connection with the pending expiration of a current contract (the "rolling" of a contract to a future month contract) will not count toward any volume limit.

          Subject to the restrictions of Section II-A, the Directors have also determined that all transactions in stock or debt, or options or warrants thereon, of companies not listed in the Restricted List of Discretionary Client Holdings are exempted. The Restricted List of
          Discretionary Client Holdings (the "List") will list all companies with less than $100 million in capitalization, in which a discretionary account maintains a position, as well as any small market capitalization companies that a portfolio manager has asked to be listed. The List will be updated by the Compliance Officer and distributed via e-mail to all employees and will be available on the Company's intranet.

          If an employee wishes to trade in an issuance of a company appearing on the Restricted List of Discretionary Client Holdings, she or he must contact the Compliance Officer for permission. The Compliance Officer will contact one of the portfolio managers on each account with holdings in the company and/or the portfolio manager who asked that the company be put on the List, to obtain permission for the employee to trade. The Compliance Officer will notify the employee when and if he or she may trade.

          The employee's trade must be placed and executed by end of the business day following the day of receipt of clearance from the Compliance Officer.

          Purchases and sales not exempted as described above may be allowed providing the following procedures are followed:

          1. The access person wishing to trade ("the trader") must give written notification of his or her proposed transaction to all members of the IMG, who will determine whether the security proposed to be traded is being considered for purchase or sale or being purchased or sold by a client.

          2.   If,  subsequent  to  giving  written  notification,   the  trader
               contacts all members of the IMG and receives unanimous approval, the trade may be executed the day notification is given.

          3. If, in the instance where after giving written notification prior to 5:00 p.m. EST to all members of the IMG, the trader does not succeed in establishing contact with all members of the IMG, but receives no negative responses by the opening of trading the following day, the trade may be executed at that time.

          4. A member of the IMG must refuse approval of a transaction if his or her Client has an open order for the security proposed to be traded, or that security is being considered for purchase or sale by his or her Client.

          5.   Transactions   by  access   persons  must  not  be  made  through
               individual brokers who also serve Clients.

IV.  Reporting

     A. Every access person (including non-employee Board members of the Company) shall file with the Compliance Officer reports containing the information described in Section IV of this Code with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security (regardless of whether such transaction is listed in Section III); provided, however, that such access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.


     B. Initial Holdings Reports. An initial holdings report shall be made not later than 10 days after a person becomes an access person. The report shall contain the following information:

          1. The title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership when the person became an access person;

          2. The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the persona became an access person; and

          3.   The date the report is submitted by the access person.

     C. Monthly Transaction Reports. Every monthly report shall be made not later than 10 days after the end of the month in which the transaction to which the report relates was effected and should contain the following information:

          1. The date of the transaction and the title and number of shares or the principal amount of each security involved;

          2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), including information sufficient to establish any exemption listed in Section III which is relied upon;

          3.   The price at which the transaction was effected;

          4. The name of the broker, dealer or bank with or through whom the transaction was effected; and

          5.   The date that the report is submitted by the access person.

     D. Quarterly Account Openings. No later than 10 days after the end of a calendar quarter each access person shall file a report with respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person. The report shall contain the following information:

          1. The name of the broker, dealer or bank with whom the access person established the account;

          2.   The date the account was established; and

          3.   The date that the report is submitted by the access person.

     E. Annual Holdings Reports. An annual holdings report shall be made not later than 30 days after the end of each year. The report shall contain the following information (which information must be current as of a date no more than 30 days before the report is submitted):

          1. The title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership;

          2. The name of any broker, dealer or bank with whom the access person maintains an account in which any securities were held for the direct or indirect benefit of the access person; and

          3.   The date that the report is submitted by the access person.

     F. The making of any of the above reports shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates, and the existence of any report shall not be construed as an admission that any event reported on constitutes a violation of
          Section II hereof.

     G. In addition to making the reports described above, each access person should request that copies of his or her monthly or quarterly brokerage account statements be sent to the Compliance Officer. Receipt of such copies by the Compliance Officer may constitute the filing of the reports as required under Section IV B., C., D. and E. if such statements contain all the information required by paragraphs B., C., D. and E. are received by the Compliance Officer within the time periods required by those paragraphs.

          The Compliance Officer shall file his or her personal reports listed in sections A through E above with another Principal of the Company for review.

V.   Review and Enforcement

     A.   Review

          1. The Compliance Officer of the Company shall review or cause to be reviewed the reported personal securities transactions to determine whether any transactions (each a "Reviewable Transaction") listed in Section II may have occurred.

          2. If the Compliance Officer determines that a Reviewable Transaction may have occurred, she or he shall then determine whether a violation of this Code may have occurred, taking into account all the exemptions provided under Section III. Before making any determination that a violation has been committed by an individual, the Compliance Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

          3. The Principal who receives the reports of the Compliance Officer shall conduct the same review as described in Items 1 and 2 above with regard to the reports submitted by the Compliance Officer.

     B.   Enforcement

          1. If the Compliance Officer (or the Principal who reviews the Compliance Officer's trades) determines that a violation of this Code may have occurred, he or she shall promptly report the possible violation to the Board of Directors, which, with the exception of any person whose transaction is under consideration, shall take such actions as they consider appropriate, including imposition of any sanctions that they consider appropriate.

          2. No person shall participate in a determination of whether he has committed a violation of this Code or in the imposition of any sanction against himself. If a securities transaction of the Compliance Officer is under consideration, another Director or officer of the Company, as the case may be, shall act in all respects in the manner prescribed herein for the Compliance Officer.

          3.   Any person who is  determined  by the Board of  Directors to have
               intentionally   violated   this   Code  will   suffer   immediate
               termination of employment.

          4. If the relevant Board of Directors determines that an access person has inadvertently violated this Code, such Directors have the discretion to issue a warning to the individual. In determining whether a warning is appropriate, such Directors shall consider all the facts and circumstances including, but not limited to, whether the Client was harmed, whether the individual profited or had the opportunity to profit, and the materiality of the transaction.

               Compliance with Section III-G will be considered a safe harbor.

VI.  Records

     A. The Company shall maintain records in the manner and to the extent set forth below. Such records shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

          1. A copy of this Code and any other Code of Ethics, which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

          2. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

          3. A copy of each report made pursuant to this Code by any access person shall be preserved by the Company for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

          4. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

          5. A copy of all records relating to any decision, and the reasons supporting the decision, to approve the acquisition by an investment personnel of securities issued in an initial public offering or a limited offering, shall be maintained for a period of not less than five years after the end of the fiscal year in which approval is granted.

     B.   Confidentiality

          All reports of securities transactions and any other information filed with the Company pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission.


VII. Amendment; Interpretation of Provisions

     The Directors of the Company may from time to time amend this Code or adopt such interpretations of this Code.

Employee Agreement

I understand and agree to abide by this Code of Ethics.

               Signed:
Typed or Printed Name:                                     Date: